Exhibit 24
Power of Attorney
The signature page of Interface, Inc’s Report on Form 10-K for the fiscal year ended January 2, 2022 includes the power of attorney given by each person whose signature appears on the Report on Form 10-K, which power of attorney constitutes and appoints Daniel T. Hendrix as attorney-in-fact, with power of substitution, for him or her in any and all capacities, to sign any amendments to the Report on Form 10-K, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.